EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, October 27, 2015


CHICAGO, ILLINOIS - October 27, 2015 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported third quarter and nine months 2015 net sales and net earnings.

Third quarter 2015 net sales were $183,806,000 compared to $191,093,000 in third quarter 2014, a decrease of $7,287,000 or 4%.
Third quarter 2015 net earnings were $26,171,000 compared to $26,668,000 in third quarter 2014, and net earnings per share were $.43 in both third quarter 2015 and 2014.

Nine months 2015 net sales were $396,811,000 compared to $401,966,000 in nine months 2014, a decrease of $5,155,000 or 1%. Nine months 2015 net earnings were $46,384,000 compared to $45,275,000 in nine months 2014, and net earnings per share were $.75 and $.72 in nine months 2015 and 2014, respectively, an increase of $.03 per share or 4%.

Mrs. Gordon said, "Third quarter and nine months 2015 net sales were adversely affected by the translation of sales made in foreign currencies as well as the timing of certain customer sales between third and fourth quarters in the comparative periods. Third quarter and nine months 2015 net earnings benefited from more favorable ingredient costs, lower distribution expenses including the effects of declining energy and fuel costs, improving manufacturing plant efficiencies driven by capital investments, and ongoing cost containment programs. Although our overall comparative ingredient costs in both third quarter and nine months 2015 were somewhat more favorable compared to the corresponding periods in the prior year, certain key ingredient costs are higher this year, and we expect overall ingredient costs to be higher in 2016.

Net earnings were favorably impacted by a foreign income tax settlement in the second quarter and resulting lower effective income tax rate which added $1,066,000 or approximately $.02 per share to nine months 2015 net earnings. The Company's third quarter and nine months 2015 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."
























                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                    September 30, 2015 & September 27, 2014

                                             THIRD QUARTER ENDED
                                            2015              2014

Net Product Sales                      $ 183,806,000     $ 191,093,000

Net Earnings                           $  26,171,000     $  26,668,000

Net Earnings Per Share   *             	   $ .43             $ .43

Average Shares Outstanding *              61,357,000        62,321,000


                                               NINE MONTHS ENDED
                                            2015              2014

Net Product Sales                      $ 396,811,000     $ 401,966,000

Net Earnings                           $  46,384,000      $ 45,275,000

Net Earnings Per Share   *                 $ .75             $ .72

Average Shares Outstanding *              61,593,000        62,465,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 10, 2015 and April 4, 2014.